QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2015

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
ABS Partners C.V.	Netherlands
Activision Blizzard International BV	Netherlands
Activision Blizzard UK Limited	U.K.
Activision Publishing, Inc.	U.S.—Delaware
Activision Publishing Minneapolis, Inc.	U.S.—Delaware
ATVI C.V.	Netherlands
Blizzard Entertainment, Inc.	U.S.—Delaware
Blizzard Entertainment (Hong Kong) Limited	Hong Kong
Blizzard Entertainment SAS	France
CDH Consolidated	U.K.
Freestyle Games Ltd.	U.K.
Infinity Ward®, Inc.	U.S.—Delaware
Sledgehammer Games®, Inc.	U.S.—Delaware
Treyarch® Corporation	U.S.—Delaware

QuickLinks

  Exhibit 21.1
MAJOR SUBSIDIARIES OF THE REGISTRANT AT DECEMBER 31, 2015